Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To NextMart, Inc.

We consent to the use of our report dated June 29, 2006 except for Note 17 as to which the date is August 31, 2006 relating to the restated consolidated balance sheet of the Company as of March 31, 2006 and the related restated consolidated statement of operations, changes in stockholders’ equity and cash flows for the period from October 1, 2005 to March 31, 2006, to form SB-2 dated May ___, 2007 of NextMart, Inc.

New York, New York
May 16, 2007